EMPLOYMENT AGREEMENT

AGREEMENT, dated as of the 1st day of October 2018, between Precious Investments , Inc. a Nevada corporation, and its wholly-owned subsidiary Global3pl, Inc., f/k/a KRG Logistics, Inc., an Ontario Corporation, with principal offices at 170 Traders Blvd. East , Mississauga , ON L4Z IW7 , (hereinafter referred to as the "Company") and James W. Zimbler through his Consulting Company, Emerging Growth Advisors, Inc., doing business at 3505 Veterans Highway, Suite Q, Ronkonkoma , NY 11779 (herein referred to as the "Employee").

WITNESSETH:

WHERE AS, the Company desires to formalize its relationship with the Employee and the Employee wishes to formalize his relationship with the Company; and

WHERE AS, the Employee has the requisite experience , background and skills, and is willing to formalize his relationship with the Company on the terms and subject to the conditions contained herein.

NOW, THEREFORE, the parties have agreed to the following:

1.                   Employment. The Company hereby employs Employee, and Employee hereby agrees to enter into the agreement, through Emerging Growth Advisors, Inc., with the Company, as the President and CEO of Precious Investments , Inc., ("President" or "Employee") of the Company reporting directly to the Board of Directors , effective immediately .

2.                   No Breach of Obligations. Employee represents and warrants to the Company that he has the requisite skills and experience, and has proven his values and abilities to the Company, and is ready, willing and able to perform those duties attendant to the position for which he is hired and that his entry into this Agreement with the Company does not constitute a breach of any agreement with any other person, firm or corporation, nor does any prior agreement between Employee and any person, firm or corporation contain any restriction or impediment to the ability of Employee to perform those duties for which he was hired, or which may be assigned to, or reasonably expected of him.

3.                   Services. During the full term of this Agreement, the President shall perform to the best of his abilities the following services and duties, in such manner and at such times as the Company may direct, the following being included by way of example and not by way of limitations:

a)	The President will be responsible for the operations of the Business and be available to discuss all company matters that are presented to him, within a reasonable time;

b)                 The President shall aid and assist in guiding the Company' s national Marketing Program in cooperation with the Board of Directors and other Officers of the Company;

c)                  The President shall, in cooperation with the Company' s financial relations, public relations and investor relations firms(s), keep the Company ' s share holders , and the brokerage community updated from time to time as to the Company' s progress;

d)                  The President shall consult with and advise the officers of the Company, either orally or at the request of the Company, in writing, to such matters as he, the President, shall deem necessary to discuss relating to the management and operations of the Company; and

e)	The President shall be responsible for such other duties and responsibilities as necessary to fulfill his duties.

4.                                      Exclusivity. The President agrees that during the term of this Agreement he will impart and devote the necessary time, energy, skill and attention to the performance of his duties hereunder to the exclusion of all other employment or other services.

5.                                      Place of Performance. The Employee agrees to perform his duties hereunder and agrees to the extent that it has been determined necessary and advisable, in the discretion of the Employee and Chief Executive Officer and Board of Directors, to travel to any place in the United States, Canada, or to a foreign country, where his presence is or may reasonably be required for the performance of his duties hereunder.

6.                                      Compensation. The Company hereby agrees to compensate, and the Employee, hereby accepts for the performance of the services of President, as indicated below:

a)	Compensation. The Company shall pay to the President an amount of $195,000 per annum, during the term of this Agreement, such amount shall increase 3.5% each year for the term, and any renewal, on the anniversary date of this Agreement. Such fees shall be payable in accordance with the regular payroll practices of the Company;
b)	Vacation. The President shall be entitled to three (3) weeks' vacation per calendar year;
c)	Car Allowance. Employee shall be entitled to a monthly car allowance of $1,000, payable on the first business day of each month, or the first payroll payment of the month ;

d)	Insurance and Medical Benefits. The Company shall maintain insurance and medical benefits for The Chairman equal to those available to its executives;
e)	Expenses. Employee shall be promptly reimbursed for all reasonable out-of-pocket expenses for travel, ente rtainment, etc . incurred by it in its performance under this Agreement , upon submission of documentation supporting such expense(s), on a monthly basis. Any reimbursable expenses in excess of $2,000.00 shall be approved in advance by the Company;
f)	Other Incentives. Employee shall be entitled to all the same benefits and incenti ves offered to all other senior management of the Company, including and ESOP (Employee Stock Option Plan), Management Incentive Pool, Bonus Plan and/or other Stock Incentive Plan established by the Board of Directors; and
g)	Other. The President will participate in various Joint-Venture operations, including, AFX Networks, Cannagistics and UrbanX, with additional compensation to be negotiated and determined.

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7.	Representation and Warranties of Employee. By virtue of his execution hereof, and in order to induce the Company to enter into this Agreement, the Employee hereby represents and warrants, as follows :

a)                  The President is not presently actively engaged in any business, employment or venture, which is, or may be, in direct conflict with the business of the Company;

b)                  The President as full power and authority to enter this Agreement with the Company and to perform in the time and manner contemplated;

c)	The President's compliance with the terms and conditions of this Agreement, in the time and the manner contemplated herein, will not conflict with any instrument or agreement pertaining to the transaction contemplated herein, and will not conflict in, result in a breach or, or constitute a default under any instrument to which he is a party; and
d)	The President represents that he shall devote his best efforts to the success of the Company.

8.	Representation and Warranties of the Company. By virtue of the execution of this Agreement, the Company hereby represents and warrants to the President as follows :

a)                  The Company and the President agree that the President shall receive reimbursement for all reasonable expenses incurred by the President in connection with the performance of his duties hereunder subject to compliance with the Company's procedures; and the Company shall pay to the President directly, or reimburse the President for all other reasonable necessary and proven expenses and disbursements incurred by the President for and on behalf of the Company in the performance of the President's duties during the term of this Agreement; and

b)	This Agreement may be assigned and assumed only by Global3 pl, Inc., upon a spin-out of Global3pl, Inc . from the parent company.

9.	Proprietary Rights . The President shall at no time before or after the termination of his emplo yment hereunder use or divulge or make known to anyone without the express written consent of the Board of Directors of the Company (except to those duly authorized by the Co mpan y to have access thereto), any marketing systems, programs or methods , customer or client lists, computer programs configurations, syste ms or proced ures , idea s, formulae, inventions, disco veries, imp rovements, secrets , processes or technical, or other information of the Co mpany, or any accounts , customer or client lists, transactions or business affairs of the Company. All ideas , marketing systems, computer programs, configuratio ns, system or procedures, program or methods , formulae, inve ntions, discoveries, im provements, secrets or processes, whether or not patentable or copyrig htable, made or developed by the President during the term of this Agreement, or within three (3) years after its expiration or termination, and relating to the business of the Company, shall be the exclusive right of the Compa ny, whether or not any claim of the President to compensation under Paragraph 6 hereof has been, or will be satisfied, and the President agrees to provide the Compa ny at its request and expense such instruments and evidence as it may reasonably request to perfect, enforce and maintain the Company' s right to such property. At the conclusion of his employ me nt by the Co mpany, the President shall forthwith surrender to the Company all letters, brochures, agreements and documents of every character relating to the business affairs and properties o f the Company then in his possessi on and shall not, without the Compan y' s prior written consent retain or disclose any copies thereof.
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10.                               Competition. a) During the term of this Agreement, or upon the termination of his employment, whichever event shall occur earlier, and for a period of twelve (12) consecutive months thereafter, the President shall not, without the prior written consent of the Company engage, either as a Consultant, Agent, Proprietor, Officer, Director, Partner or majority stockholder in the business directly related to that of the Company.

b) The President further covenants that during the stated term of this agreement, and for the twelve (12) month period thereafter, whichever shall occur earlier , he will not solicit any clients or customers known by him to be clients or customers of the Company for competitive business. The foregoing restrictions shall not apply to a termination of the President and Chairman ' s employment by the Company without Cause, or a termination of the employment by the President because of a breach of the Agreement by the Company.

11.	Term and Termination. This Agreement shall be deemed to be effective as of the date indicated above and shall continue in full force and effect for a period of five (5) years, unless sooner terminated as hereunder set forth. This Agreement shall automatically be renewed for an additional period of three (3) years, unless the Board of Directors determines not to renew this Agreement, or the President notifies the Board of Directors of his desire not to renew the Agreement no less than thirty (30) days prior to the expiration of the initial term of this Agreement. Any notification must be in writing.
a)	Termination by the Company for Cause.

1)                  The Company may terminate the President employment for Cause. Upon such termination the Company shall have no further obligations to the President, except for compensation, or other benefits due, but not yet paid.

2)                 " Cause" shall mean: (i) the President's willful and continued failure substantially to perform his duties with the Company (other than as a result of the President's incapacity due to illness or injury), if the President is not then acting in the best interests of the Company, as determined by the Board of Directors, or (ii) the President's willful engagement in misconduct which is materially injurious to the Company, monetary or otherwise.

3)	Termination for Cause shall be effectuated only if: (i) the

Company has delivered to the President a copy of " Notice of Termination" , which give s the President at least thirty (30) business days prior notice, therefore, affording the President the opportunity , together with the President's counsel to be heard before the Board of Directors: and (ii) the Board of Directors (after such Notice and opportunity to be heard) adopts a resolution concurred in by not less than two-thirds of all directors of the Company then in office, that in the good faith opinion of the Board of Directors, the President was guilty of conduct set forth and specifying the particulars thereof in detail.

b)	Termination by The President for Good Reason.

1)                  The President may terminate his employment for "Good Reason" by giving the Company a "Notice of Termination" . Upon such termination, The President shall have the rights described.

2)                  "Good Reason" shall mean, (i) The President being removed as described hereof, except in connection with termination of the

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President's employment by the Company for Cause or Disability, or by the President without Good Reason; the assignment to the President, without his express written consent of any duties other than those permitted , the failure of the Company to obtain the assumption and agreement to perform this agreement by any successor as contemplated, repudiation by the Company of any obligations of the Company, the delivery of a "Notice of Termination" by the Company, except that the delivery of such notice shall be retroactively deemed not to constitute Good Reason if within sixty (60) days after the Board of Directors shall make the determination (after the opportunity to be heard provided for therein) and such determination is not thereafter reversed by a arbitration decision or final judgment of a Court of competent jurisdiction.

12.	Notice of Termination. Any purported termination of the President's employment shall be communicated by written "Notice of Termination" from one party to the other party hereto. For the purposes of this Agreement a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the President's employment, under the provision so indicated. No purported termination by the Company of the President ' s employment shall be effective if it is not effected pursuant to a "Notice of Termination" satisfying the requirements of this Paragraph.

13.                               Date of Termination. "Date of Termination" shall mean the date on which a "notice of Termination" is given.

14.	Successors: Binding Agreement.

a)                  The Company shall require any purchaser of all the business of the Company, by agreement or form and substance satisfactory to the President, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform, if no such purchase had taken place. As used in this Agreement, " Compa ny" shall mean the Company as hereinafter defined, and any successor to its business , or assets, which executes becomes bound by all the terms and provisions of this Agreement by operation of law.

b)                  This Agreement shall inure to the benefit of and to be enforceable by the President's personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legates. If the President should die while any amount would still be payable to him hereunder if the President had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement with the terms of this Agreement to the President's devisee, legatee or other designee, or if there be no designee, to his estate.

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           Laws of the State of New York. This Agreement is being delivered in the State of New York and shall be construed and enforced in accordance with the Laws of the State of New York, irrespective of the state of Incorporation of the Company and the place or domicile of the President

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17.                               Remedies on Breach. Any remedies on breach of this Agreement are to be determined exclusively through arbitration as discussed in the Agreement.

18.                               Prohibition Against Assignment. Except as herein above otherwise expressly provided, the President agrees on behalf of himself and of his executors and administrators, heirs, legates, distributees, and any other person, or persons claiming benefits under him by virtue of this Agreement and the rights, interests and benefits hereunder, shall not be assigned, transferred, pledged or hypothecated in any way by the President or any executor, administrator, heir, legatee , distrubutee or other persons claiming under the President by virtue of the Agreement and shall not be subject to execution, attachment or similar process. Any attempted assignment , transfer, pledge or hypothecation, or other dispositions of this Agreement of such rights, interests and benefits contrary to the foregoing provisions, or the levy of any attachment or similar process thereupon shall be null and void and without effect.

This Agreement has been approved by the Company and the Board of Directors , as indicated by their respective signatures. This Agreement has been approved by the President, as indicated by his signature.

In Witness Whereof, the parties have executed this Agreement as of the date first indicated above and Agreed to by:

Precious Investments, Inc.

By: /s/ James W. Zimbler

James W. Zimbler, Chief Executive Officer

Employee:

/s/ James W. Zimbler

James W. Zimbler

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